Exhibit 10.3

MACK-CALI REALTY CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

MITCHELL E. HERSH

AGREEMENT EVIDENCING THE GRANT
OF A RESTRICTED SHARE AWARD PURSUANT
TO THE 2000 EMPLOYEE STOCK OPTION PLAN
OF MACK-CALI REALTY CORPORATION

AGREEMENT (“Agreement”) effective as of December 5, 2006 (“Grant Date”) by and between Mack-Cali Realty Corporation (the “Company”) and Mitchell E. Hersh (“Recipient”).

WHEREAS, pursuant to the 2000 Employee Stock Option Plan of Mack-Cali Realty Corporation (the “Plan”), the Company hereby awards shares of the Company’s common stock, par value $.01 per share (“Common Stock”) to the Recipient subject to such terms, conditions, and restrictions (hereinafter, “Restricted Share Award”) as set forth in the Plan, this Agreement, and the Second Amended and Restated Employment Agreement dated as of July 1, 1999 by and between the Company and Recipient (the “Employment Agreement”);

NOW THEREFORE, the parties hereto hereby agree as follows:

1.             Award of Shares of Restricted Stock.

(a)           Award.  Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 8,222 shares of Common Stock (“Restricted Shares”) at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein.  Capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

(b)           Employment Agreement.  The provisions of the Plan and this Agreement are subject to the terms of the Recipient’s Employment Agreement.

2.             Award Restrictions.

(a)           General Rules.  Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) and (c) or Section 4 are fully satisfied.  For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient’s rights with respect to the Restricted Shares granted hereunder shall be referred to as “Vesting”; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the “Vesting Period”; and (iii) the date Vesting occurs shall be referred to as the “Vesting Date.”

(b)           Vesting.  An aggregate of 8,222 Restricted Shares shall vest in the Recipient and be deemed earned on a year by year basis during the Vesting Period.  The number of Restricted Shares scheduled to be vested and earned on each Vesting Date on a year by year basis is as follows:

Restricted Shares	Vesting Date
4111	January 1, 2007
4111	January 1, 2008

(c)           Employment Requirement.   Subject to the terms of the Employment Agreement, vesting of any portion of the Restricted Shares granted hereunder is conditioned upon Recipient’s continued employment with the Company on each Vesting Date.  Any Restricted Shares that have not been earned and vested upon cessation of employment shall automatically be forfeited and returned to the Company.

(d)           Lapse of Restrictions.  Upon the Vesting of Restricted Shares, the Recipient shall own the Shares free and clear and, subject to the provisions of subparagraph (e) below, the Recipient shall be free to hold or dispose of such Shares in his discretion, subject to applicable federal and state law or regulations.

(e)           Restriction on Sale. Notwithstanding the vesting of ownership of that portion of the Restricted Shares scheduled to be vested and earned on January 1, 2007 (the “First Vested Shares”), Recipient agrees that the First Vested Shares may not be disposed of on or prior to, and shall not be transferable until, the first day following the six month anniversary of the Grant Date (the “FVS Holding Period”). This restriction shall not affect the vesting of ownership in the First Vested Shares in Recipient as provided for herein, and shall not apply to any subsequent vesting of the Restricted Shares.

(f)            Prohibition Against Assignment.  During the Vesting Period and until expiration of the FVS Holding Period with respect to the First Vested Shares, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise.  The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

3.             Stock Certificates.

(a)           Certificates.  Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor.  As soon as practicable following the date hereof, the Company shall prepare and issue separate certificates for the Restricted Shares scheduled to vest in each year (the “Share Certificates”), which shall be registered in the name of the Recipient or a nominee and which shall bear such restrictive legend or legends (if any)

as the Company may deem necessary or desirable under any applicable law.

(b)           Stock Powers.  The Recipient shall execute and deliver to the designee of the Company (the “Designee”) stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Restricted Shares, which stock powers may be completed by the Designee as specified herein.  The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed.  Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

(c)           Effect of Vesting.  Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Restricted Shares which have vested free and clear of restrictive legends and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the vested Restricted Shares.  In the event that the Recipient dies after Restricted Shares are vested but before delivery of the certificate for the vested Restricted Shares, such certificate shall be delivered to, and registered in the name of, the Recipient’s beneficiary or estate, as the case may be.

(d)           Rights of Stockholder.  Except as otherwise provided in Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement and not previously forfeited as specified herein.  Subject to applicable withholding requirements, if any, dividends on the Restricted Shares shall be paid to the Recipient when earned and payable.

(e)           Power of Designee.  The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Restricted Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

4.             Termination of Employment; Change in Control.

(a)           Termination Due to Disability, Death or for Good Reason; Change in Control.  Unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, if the Recipient terminates employment with the Company due to Disability (as defined in the Employment Agreement), death, for Good Reason (as defined in the Employment Agreement) or a termination initiated by the Company without Cause (as defined in the Employment Agreement), all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient’s last day of employment with the Company.  In addition, unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control (as defined in the Employment Agreement) occurs shall be deemed earned and vested as of such date.

(b)           Termination for Any Other Reason.  Unless otherwise

provided in the Employment Agreement, if the Recipient’s employment with the Company terminates prior to the Vesting Date and prior to the occurrence of a Change in Control for reasons other than Disability, death, a termination initiated by the Company without Cause or by Recipient for Good Reason, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient’s termination of employment shall be immediately forfeited on the last day of the Recipient’s employment with the Company.

5.             Withholding.

In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, to the extent not otherwise paid by or on behalf of the Recipient, the Company shall withhold Restricted Shares or cash amounts (for fractional Restricted Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld.

6.             Adjustments for Capital Changes.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

7.             No Right to Continued Employment.

Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company’s or any subsidiary’s right to terminate the Recipient’s employment at any time.

8.             Notice.

Any notice to the Company hereunder shall be in writing addressed to:

Mack-Cali Realty Corporation

P.O. Box 7817

Edison, New Jersey  08818-7817

Attn:       Roger W. Thomas

General Counsel

Any notice to the Recipient hereunder shall be in writing addressed to:

Mr. Mitchell E. Hersh

6 Western Drive

Colts Neck, New Jersey 07722

or such other address as the Recipient shall notify the Company in writing.

9.             Section 409A.

This Restricted Share Award Agreement is not intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company reserves the right to unilaterally amend or modify this Agreement to ensure that the awards do not become subject to the requirements of Section 409A thereof.

10.          Entire Agreement; Effect of Employment Agreement.

(a)           Entire Agreement.  This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto.  No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder.

(b)           Effect of Employment Agreement.  In the event the Employment Agreement with the Company contains additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern the Recipient’s Restricted Share Award as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control.

11.          Construction.

The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

12.          Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

13.          Successors.

This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation

By:	/s/ Barry Lefkowitz
Barry Lefkowitz
Executive Vice President and Chief Financial Officer

Recipient

/s/ Mitchell E. Hersh
Mitchell E. Hersh